Exhibit 10.9

DATED 29th October 2007

RENESOLA LTD

and

YEH CHENG HSIEN

CHIEF OPERATING OFFICER SERVICE AGREEMENT

CHIEF OPERATING OFFICER SERVICE AGREEMENT

THIS AGREEMENT is made on the 29th day of October 2007

BETWEEN:-

(1)	RENESOLA LTD, a company incorporated in The British Virgin Islands with the registered number 1016246 and having its register office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“Company” or “Renesola”); and

(2)	YEH CHENG HSIEN (Passport No. 0239484203(B)), of No. 999 Gaojing Road, 8C, Qingpu District, Shanghai, China (“Employee”)

(The Company or Renesola and the Employee are collectively referred to as “parties”, and individually as “party”.)

1.	EMPLOYMENT

1.1	The Company shall employ and continue to employ the Employee and the Employee shall serve and continue to serve the Company as Chief Operating Officer of the Company subject to the terms contained in this Agreement.

1.2	For the avoidance of doubt, the terms of this letter supersede and replace any existing terms and conditions pursuant to a letter or agreement in writing or in other forms of communication relating to his appointment with the Company which shall have no further force and effect.

1.3

The employment shall take effect on October 29th, 2007 (“Commencement Date”) and whilst no legally binding commitment is intended to be created as to the Employee’s term of office, the parties hereby acknowledge and agree that it is intended that the employment is for an initial term of three (3) years commencing on the Commencement Date (“Initial Period”) and, subject to the provisions set out in Clause 9 below, in the event that the Employee wishes to terminate this Agreement before the expiry of such Initial Period, he shall notify the Company in writing at least one (1) month prior to the date on which it is intended that the employment should cease and in the event that the Company wishes to terminate this Agreement before the expiry of the Initial Period, the Company shall give the Employee not less than one (1) month’s notice in writing.

2.	DUTIES

2.1	The Employee’s specific duties shall include (but not be in any way restricted to):

2.1.1	Use his best endeavors to promote the interests and reputation of the Company giving at all times the full benefit of his knowledge, expertise and skill;

2.1.2	Faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation with the operations of the Company as the Board of Directors (“Board”) or the Chief Executive Officer shall from time to time determine, and shall report directly to the Chief Executive Officer. The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Company and the Board and shall perform such other duties as may be agreed with the Chief Executive Officer or as the Board or the Chief Executive Officer may from time to time determine;

2.1.3	Refrain from making any false or misleading statements about the Company;

2.1.4	Implement policies laid down by the Board or the Chief Executive Officer and translate them into operational plans and day-to-day directives;

2.1.5	Keep the operations of the Company under constant review and present to the Board or the Chief Executive Officer periodic statements, accounts, reports and statistics showing the progress and performance of the Company and its subsidiary companies;

2.1.6	Make plans for the future development and growth of the Company in developed and developing markets for the Company’s services;

2.1.7	Consider and implement changes in the Company’s organizational structure and in the allocation of the responsibilities that may be required to provide for growth and changes on activities, the business environment and personnel;

2.1.8	Represent the Company in relevant associations, trade and commercial organizations, trade delegations, charities and public organizations which will enhance the prestige and recognition of the Company;

2.1.9	Maintain and develop good relations with the governmental agencies and public figures of any country which the Company has or will have operations therein;

2.10	Other responsibilities as reasonably requested by the Company and the Board; and statements set out in clause 2.12, 2.13.

2.11	In particular and notwithstanding the provisions of clause 2.2, in the event that the Executive holds shares in ReneSola, he will and will be obliged to comply with the Company’s share dealing code and inform himself of the corporate governance guidelines followed by the Company in respect of his Shares in light of ReneSola being quoted on AIM.

2.12	Take responsibilities of managing and developing the section of production & technology, storage, CIM & production control, as well as the production equipment and consumptive material purchasing.

2.13	In charge of the whole wafer factory include mono casting factory 1 & 2 and multi casting factory.

2.14	Take in charge of HR, administration and QC sections as manage skill and expertise recognized by the Company;

2.2	The Employee shall devote the whole of his time and attention to the duties of his office, comply with the provisions in this Agreement and other internal regulations and rules of the Company, and exercise such powers and bear such responsibilities as may from time to time be assigned to or vested in him by the Board or the Chief Executive Officer.

3.	REMUNERATION

3.1	During the employment, the Employee’s salary shall be at the annual rate of USD100,000 before applicable taxes (or at such other rate as may from time to time be agreed in writing between the Company and Employee) and be paid in accordance with clause 3.4.

3.2	The rate of the Employee’s salary specified in this Clause 3 shall be reviewed annually and by the remuneration committee. The Company is under no obligation to increase the Employee’s salary following such a review.

3.3	100,000 units in the ReneSola Executive Incentive Plan (“REIP”) after the same has been established will be issued to the Executive yearly by way of either options over ReneSola shares or restricted shares for the Initial Period, subject to the terms and conditions to be set out in the REIP. Further awards of equity or share options will be at the discretion of the board of ReneSola dependent on the performance of the Executive. The exercise period for the options referred to above will, in common with the other material terms relating thereto, be set out in the scheme documentation in respect of the REIP, but it is expected that, as at the date of this Agreement.

3.4	The Employee’s remuneration set out in clause 3.1 shall be paid as to USD 80,000 monthly at the end of each calendar month from [month] 2007, and shall be deemed to accrue from day to day. The remainder, being an amount equal to USD 20,000 shall be paid as a lump sum at the end of the calendar year on or around 31 December by way of a bonus.

3.5	For the avoidance of any doubt, the maximum remuneration of the Employee arising under this Agreement and the Zhejiang Agreement (as such term is defined in clause 9.4) shall be USD 100,000 and those share options set out in clause 3.3 above.

4.	EXPENSES AND BENEFIT SCHEME

4.1	The Employee shall be reimbursed any travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties.

4.2	The Employee shall be provided during the continuance of the Employment with a car and car allowance of RMB24,000 per annum to be paid monthly at the end of each calendar month from [month] 2007. The ownership of the car belongs to the Company.

5.	CONFIDENTIALITY

5.1	As the Chief Operating Officer of the Company, the Employee will of course have access to and be entrusted with confidential information relating to the technology, business and financing and affairs of the Company and its subsidiary companies. “Confidential Information” for these purposes includes but is not limited to:-

5.1.1	The confidential information of great decision business strategy, business target, business planning or operation policy;

5.1.2	Any information of clients, co-operators or other related persons or entities of the Company which is negotiated or being carried out, including without limitation, the list, liaison and business information of such customers, co-operators or related persons or entities;

5.1.3	Any undisclosed financing information including budget report, financing report, statistics report, price and expense, service provider information;

5.1.4	Any commercial information including internal contract, agreement, letter of intents, memorandum, feasibility report;

5.1.5	Any meeting record, internal rule and regulation, operation process;

5.1.6	Any employment and appointment information including personnel file, remuneration information;

5.1.7	Any confidential information which he shall bear the non-disclosure obligation for a third party in accordance with the legal or contractual requirements; and

5.1.8	Any other information which the Company determines at its reasonable discretion to be confidential and which has been communicated to him.

5.2	The Employee shall not at any time (either during or after his employment):

5.2.1	Divulge any Confidential Information to any person, firm or company or use or exploit it in any way whatsoever (unless this is done for the benefit of the Company and its subsidiary companies); and

5.2.2	Through any failure to exercise reasonable care and diligence, cause or permit any unauthorized use or disclosure of any Confidential Information.

5.3	The restrictions set out in this Clause 5 do not apply to:

5.3.1	Any disclosure made in pursuance of his duties or which is authorized by the Board or the Chief Executive Officer;

5.3.2	Any disclosure made in accordance with a legal obligation or required by the order of a court of competent jurisdiction or an appropriate regulatory authority; and

5.3.3	Any information which becomes available to the public generally other than as a result of his actions or default.

5.4	Nothing in this Clause 6 is intended to prevent the Employee making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

5.5	It is agreed that the undertakings in this Paragraph 5 are given to the Company for itself and for the benefit of and as trustee for its subsidiary companies.

6.	NON-COMPETITION RESTRICTIONS

6.1	The Employee is prohibited during his employment by the Company and two years after the Employee ceases to be employed by the Company, either directly or indirectly, by himself or through his family member, whether as principal or otherwise, canvass or solicit business, taking part in or helping, by means of participation, assistance rendering service or labor, cooperation, provision of convenience, provision of information, etc., any activities of any person or entities which may fall within a scope of business identical to or similar with that of the Company or any member of its group, or any other activities which may eventually lead to market competition with the Company.

6.2	The Employee shall not, during his employment by the Company, directly or indirectly, induce or seek to induce any other employee of the Company to leave that company’s employment, whether or not this would be a breach of contract on the part of such employee.

6.3	The restrictions contained in this clause 6 are considered reasonable by the Company and the Employee and they are intended to be separate and severable. In the event that any of these restrictions shall be held void, but would be valid if part of the wording thereof were deleted or amended such restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

7.	MONITORING OF COMMUNICATION

During the employment, the Employee will have access to the Company’s telecoms and computer system which provides for communication by various means including telephone, fax, e-mail, voicemail and video conferencing link and which also allows access to the internet and the Company’s intranet. In accordance with Company policy the Company may monitor or record his use of this system at any time during his employment if it has a legitimate business reason for doing so and by signing this letter he consent to such monitoring or recording taking place.

8.	HOLIDAY AND SICKNESS

8.1

The Employee shall be entitled in his first calendar year of service to ten (10) working days’ holiday with full salary (in addition to statutory holidays). For each continuous year of service thereafter the Employee’s entitlement of working days’ holiday with full salary shall increase by three (3) days, subject to a maximum entitlement of twenty-one (21) working days’ holiday with full salary per calendar year. The Employee may accumulate and carry forward up to five (5) working days’ holiday to the following calendar year provided that all such holiday days shall be taken and cleared within the first six(6) months of such following calendar year. All holiday days not taken by such time shall be forfeited. The entitlement to holiday and, on termination of the employment, holiday pay in lieu of holiday, shall accrue pro rata throughout each calendar year of the employment.

8.2	If during the employment the Employee is absent from work due to illness or injury he must notify the Company as soon as possible and, if practicable, on the first working day of incapacity. The Employee is entitled to the normal remuneration due to him under this Agreement during any period of absence (not exceeding one (1) year on any one occasion) from work due to sickness or injury.

8.3	If the Employee becomes unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least ninety (90) days in any period of twelve (12) consecutive calendar months then the Company may terminate the Employee’s employment by giving him not less than one (1) months’ notice provided that the Company shall withdraw any such notice if during the currency of the notice the Employee returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Company to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

9.	TERMINATION

9.1	In the event that the Employee wishes to terminate this Agreement before the expiry of the Initial Period, he shall notify the Company in writing at least one (1) month prior to the date on which it is intended that the employment should cease and in the event that the Company intends to terminate this Agreement before the expiry of the Initial Period, the Company shall give the Employee not less than one (1) month’s notice in writing.

9.2	The termination of the employment (however arising) shall not affect any provisions of this Agreement which are expressed to operate or have effect after such termination and such termination shall be without prejudice to the accrued rights and remedies of the parties.

9.3	The Employee shall have no right to compensation for the termination of his employment or the loss of any office and shall only be entitled to payment of such fees and expenses as have accrued at the date of termination.

9.4	For the avoidance of any doubt, save with the express written consent of the Board, in the event that the Employee has notified Zhejiang Yuhui Solar Energy Source Co., Ltd that it intends to terminate his employment with Zhejiang Yuhui Solar Energy Source Co., Ltd pursuant to an agreement between Zhejiang Yuhui Solar Energy Source Co., Ltd, ReneSola and the Employee dated on or about the date of this Agreement (“Zhejiang Agreement”) then the Employee shall be deemed to have automatically served a notice terminating this Agreement pursuant to clause 9.1 above with the effect that this Agreement and the Zhejiang Agreement shall each be terminated simultaneously.

10.	OBLIGATIONS ON TERMINATION

Upon the termination of this Agreement howsoever arising, the Employee shall, within three (3) months after the termination of this Agreement or the Company receives the Employee’s early termination notice (the earlier shall prevail):-

10.1	Deliver to the Company all property belonging to the Company including without limitation all documents, other records and any electronic equipment supplied by the Company (whether on paper, magnetic tape or in any other form and including (without limitation) correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by the Employee during his employment hereunder and concerning the business, finances or affairs of the Company or its clients or customers;

10.2	Coordinate with the Company to assist the successor to take over the business, finances or affairs of the Company; and

10.3	Forthwith resign from any office which he may hold in the Company and his membership of any organization acquired or held by virtue of his employment with the Company, and should the Employee fails to do any of the above, he hereby irrevocably authorizes any director of the Company, in his name and on his behalf, to execute any documents and to do any acts as necessary to give effect to this Clause. After such one-month period, the Employee shall no longer perform his duties as Chief Operating Officer, or act as the employee of the Company, or take advantage of such fact.

11.	MISCELLANEOUS

11.1	Any notice to be given under this Agreement shall be deemed to be duly served when delivery of it is recorded (in the case of recorded delivery post), or when delivered (in the case of personal delivery) or despatched (in the case of facsimile) to the relevant party’s address of facsimile number appearing in this Agreement or to such other address or facsimile number as that party may hereafter specify to the notice-serving party by notice in writing.

11.2	This Agreement is made in duplicate, each of which shall be held by the Company and the Employee and each of which shall be of the same validity after execution by both parties.

11.3	No modification or amendment of this Agreement shall be effective or enforceable unless it is in writing and duly executed by both parties.

11.4	The Employee hereby represents and warrants that, he may execute and perform this Agreement legally and the execution or performance of this Agreement does and will not result in any breach of any contract, agreement and any other rule or document of any company or other business entity by which the Employee is bound.

11.5	If any provision under this Agreement is in discrepancy with related laws or regulation, the related laws and regulations shall prevail.

11.6	Any other matter not provided in this Agreement shall be dealt with according to related laws, regulations, decrees or any other additional contract agreed by both parties hereunder.

IN WITNESS whereof this Agreement has been entered into on the date stated at the beginning.

[EXECUTION PAGE BEGINS HERE]

/s/ LI XIAN SHOU
SIGNED by LI XIAN SHOU For and on behalf of
RENESOLA LTD

/s/ YEH CHENG HSIEN
SIGNED by YEH CHENG HSIEN